Exhibit 6.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENFIED BY THE MARK “[***]”.

HIRO SYSTEMS PBC

AMENDED AND RESTATED VOTING AGREEMENT

February 16, 2022

HIRO SYSTEMS PBC

AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is dated as of February 16, 2022, and is by and among Hiro Systems PBC, a Delaware public benefit corporation (the “Company”), the persons and entities listed on Exhibit A (each an “Investor,” and collectively the “Investors”), and the persons listed on Exhibit B (each a “Key Holder,” and collectively the “Key Holders”). The Key Holders and the Investors are referred to herein collectively as the “Voting Parties.”

RECITALS

WHEREAS, the Company, the Key Holders and certain of the Investors are parties to that certain Voting Agreement, dated as of December 16, 2016 (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors (the “Series B Investors”) are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (as amended from time to time, the “Purchase Agreement”);

WHEREAS, it is a condition to the closing of the sale of the Series B Preferred Stock to the Investors that the Investors, the Key Holders and the Company execute and deliver this Agreement;

WHEREAS, the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Restated Certificate”) provides that the holders of the Company’s Series A Preferred Stock (“Series A Preferred Stock”) shall be entitled to elect one director (the “Series A Director”) to the Company’s board of directors (the “Board”), the holders of the Company’s common stock (“Common Stock”) shall be entitled to elect two directors to the Board (the “Common Directors”) and the holders of the Company’s common stock and preferred stock, voting together shall be entitled to elect any additional directors to the Board (the “Additional Directors”); and

WHEREAS, the Company, the Key Holders and the Investors wish to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Capital Stock” means, collectively, the Common Stock, the Preferred Stock and all other shares of capital stock issued by the Company.

(c) “Change of Control Transaction” means any of (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Company outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Company, such surviving entity or the entity that controls such surviving entity; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (c) a Stock Sale.

(d) “Key Holder Majority” means Key Holders holding a majority of the Common Stock (determined on an as-converted basis) held by all Key Holders.

(e) “Investor Majority” means Investors holding a majority of the Common Stock (determined on an as-converted basis) held by all Investors.

(f) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(g) “Preferred Stock” means the Company’s Series A-1 Preferred Stock, the Company’s Series A-2 Preferred Stock, the Company’s Series A-3 Preferred Stock, the Company’s Series A-4 Preferred Stock, the Company’s Series A-5 Preferred Stock, the Company’s Series A-6 Preferred Stock, the Company’s Series A-7 Preferred Stock, the Company’s Series B Preferred Stock and any other series of the Company’s Preferred Stock.

(h) “Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

(i) “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law.

SECTION 2

VOTING

2.1 General. During the term of this Agreement, each Voting Party agrees to Vote all shares of the Company’s voting securities now or hereafter owned by them, whether directly or indirectly, beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with the provisions of this Agreement.

SECTION 3

ELECTION OF DIRECTORS

3.1 Voting. During the term of this Agreement, each Voting Party agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as members of the Board the following individuals:

(a) One Series A Designee (as defined below) as the Series A Director;

(b) Two Common Designees (as defined below) as the Common Directors.

(c) Two Independent Designees (as defined below) as the Independent Directors.

3.2 Designation of Directors. The designees to the Board described above (each a “Designee”) shall be selected as follows:

(a) The “Series A Designee” shall be designated by USV 2016, L.P. or USV Investors 2016, L.P. (together, “USV”) for so long as USV and its Affiliates continue to own beneficially at least 1,000,000 shares of Common Stock (on an as-converted basis and which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like).

(b) Each “Common Designee” shall be chosen by Key Holders holding a majority of the common stock (determined on an as-converted basis) so long as such Key Holders are then providing services to the Company.

(c) Each “Independent Designee” shall be a person who is not an Affiliate of the Company or any Investor, chosen by Key Holders holding a majority of the common stock (determined on an as-converted basis) so long as such Key Holders are then providing services to the Company and shall be approved by the holders of common stock and Preferred Stock (voting together as a single class).

3.3 Current Designees. For the purpose of this Agreement, the directors of the Company shall be deemed to include the following Designees:

(a)	The Series A Designee: Albert Wenger.

(b)	The first Common Designee: Muneeb Ali.

(c)	The second Common Designee: Jaswinder Pal Singh.

(d)	The first Independent Designee: vacant.

(e)	The second Independent Designee: vacant.

3.4 Changes in Designees. From time to time during the term of this Agreement, Voting Parties who hold sufficient Shares to select a Designee pursuant to this Agreement may, in their sole discretion:

(a) notify the Company in writing of an intention to remove from the Board any incumbent Designee who occupies a seat on the Board for which such Voting Parties are entitled to designate the Designee; or

(b) notify the Company in writing of an intention to select a new Designee for election to a seat on the Board for which such Voting Parties are entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such seat on the Board).

In the event of such an initiation of a removal or selection of a Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders, and the Voting Parties shall vote their Shares to cause: (a) the removal from the Board of the Designee or Designees so designated for removal; and (b) the election to the Board of any new Designee or Designees so designated.

3.5 Removal of Common Director. Any vacancy created by the resignation, removal or death of a director elected pursuant to Section 3.2 above shall be filled pursuant to the provisions of Section 3.2.

3.6 Size of the Board of Directors. During the term of this Agreement, each Voting Party agrees to vote all Shares to maintain the authorized number of members of the Board at five directors; provided, however, that authorized number of members of the Board may be subsequently increased or decreased by amending or restating the Restated Certificate in accordance with Delaware General Corporation Law and pursuant to an amendment of this Agreement in accordance with Section 8.11.

3.7 No Liability for Election of Recommended Director. Subject to Section 3.8, none of the Voting Parties and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

3.8 No “Bad Actor” Disqualification.

(a)	Each Voting Party represents and warrants that:

(i)

neither it nor any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such party (“Beneficial Owner”) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Company and the other parties to this Agreement; and

(ii)

it has provided the Company and the other parties to this Agreement with any and all information reasonably requested by the Company or otherwise necessary for the Company to determine, in the exercise of reasonable care, whether any such Designee is subject to any Disqualification Event; and

(b) Each Voting Party agrees to exercise reasonable care to determine whether any of its Designees or potential Designees or any Beneficial Owner is subject to any Disqualification Event, and shall promptly provide the Company and the other parties to this Agreement with any and all information reasonably requested by the Company or otherwise necessary for the Company to determine, in the exercise of reasonable care, whether any Designee or potential Designee or Beneficial Owner is subject to any Disqualification Event. Each party to this Agreement agrees that it will not select a Designee that is subject to any Disqualification Event. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it, any Beneficial Owner or, to its knowledge, any of its Designees or potential Designees is subject to any Disqualification Event.

(c) Notwithstanding any other provision in this Agreement to the contrary, no Voting Party shall be required to vote to elect (or maintain in office) any person that is subject to a Disqualification Event.

(d) From time to time during the term of this Agreement, any Voting Party or the Company may request the removal of a director that is subject to any Disqualification Event by written notice to the other parties to this Agreement specifying, in reasonable detail, the Disqualification Event. If the Company reasonably determines that the director is subject to a Disqualification Event:

(i)

the Company shall promptly notify each other party to this Agreement and take such reasonable actions as are necessary to facilitate such removal, including, without limitation, soliciting the votes of the appropriate stockholders; and

the Voting Parties shall vote their Shares to cause the removal from the Board of the director.

SECTION 4

DRAG-ALONG RIGHTS

4.1 Drag-Along Rights. If (i) the Board, (ii) an Investor Majority and (iii) the holders of a majority of the Common Stock (excluding shares of Common Stock issued upon conversion of Preferred Stock) held by the Voting Parties, each approve a Change of Control Transaction, each of the Voting Parties agrees (i) to vote all shares held by such Voting Party in favor of such Change of Control Transaction, and (ii) to sell or exchange all shares of Capital Stock then held by such Voting Party pursuant to the terms and conditions of such Change of Control Transaction, subject to the following conditions:

(a) such Voting Party receives with respect to his, her or its Shares of a class or series of Capital Stock consideration per share that is no less than every other Voting Party participating in the transaction with respect to his, her or its Shares of the same class or series of Capital Stock;

(b) the proceeds payable to such Voting Party in connection with such transaction are equal to or greater than the proceeds required to be paid to such Voting Party pursuant to Article V(3)(a) of the Restated Certificate;

(c) the maximum liability of such Voting Party in connection with such transaction is several and not joint with any other person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed the consideration payable to such Voting Party in such transaction (other than in the case of potential liability for such Voting Party for fraud or intentional misrepresentation for which liability need not be subject to such limitation);

(d) the ratio of such Voting Party’s liability for breaches of representations, warranties, covenants or other obligations of the Company in connection with such Change of Control Transaction of the Company to the total consideration paid to such Voting Party in the Change of Control Transaction of the Company shall not exceed such ratio with respect to any other Voting Party;

(e) if any holder of Capital Stock is given an option as to the form and amount of consideration to be received as a result of the Change of Control Transaction , such Voting Party shall have also been given such option; provided, that if the consideration to be paid in exchange for the Shares in such Change of Control Transaction includes any securities and due receipt thereof by any Voting Party would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Voting Party of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Voting Party in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Voting Party, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Voting Party would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(f) the terms of such transaction applicable to such Voting Party are materially no less favorable than the terms applicable to each other Voting Party holding the same class or series of Shares as such Voting Party.

4.2 Restrictions on Stock Sales. No Voting Party shall be a party to any Stock Sale (other than a Stock Sale approved by the requisite Parties pursuant to Section 4.1) unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Certificate in effect immediately prior to such Stock Sale (as if such transaction were a “Liquidation Event” thereunder), unless the holders of at least a majority of the Preferred Stock elect otherwise by written notice given to the Company prior to the effective date of any such transaction or series of related transactions.

SECTION 5

TERMINATION

5.1 Termination. This Agreement shall terminate upon the earliest of (i) the conversion of all outstanding shares of the Company’s preferred stock into Common Stock; (ii) a Change of Control Transaction; and (iii) the agreement of both a Key Holder Majority and an Investor Majority, acting separately.

SECTION 6

ADDITIONAL SHARES

6.1 Additional Shares. If subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Change of Control Transaction) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

SECTION 7

RESTRICTIVE LEGEND

7.1 Restrictive Legend. Each certificate representing any of the Shares subject to this Agreement shall be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.

SECTION 8

MISCELLANEOUS

8.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to a Voting Party) or otherwise delivered by hand, messenger or courier service addressed:

(a) if to a Voting Party, to the Voting Party’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof, or, until any such Voting Party so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of the relevant Shares for which the Company has contact information in its records; or

(b) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 101 W. 23rd Street, Suite 224, New York, NY 10011, or at such other current address as the Company shall have furnished to the Voting Parties, with a copy (which shall not constitute notice) to Melissa Rick, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Rd, Palo Alto, CA 94304.

(c) Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Voting Party consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth in the exhibits to this Agreement (or to any other facsimile number for the Voting Party in the Company’s records), (ii) electronic mail to the electronic mail address set forth in the exhibits to this Agreement (or to any other electronic mail address for the Voting Party in the Company’s records), (iii) posting on an electronic network together with separate notice to the Voting Party of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Voting Party. This consent may be revoked by a Voting Party by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

8.2 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties. The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Voting Party hereunder.

8.3 Additional Parties. Following the date of this Agreement, the Company agrees to use commercially reasonable efforts to cause each person (other than an Investor) who comes to hold at least 1% of the shares of Common Stock (assuming full conversion of the Preferred Stock and full conversion or exercise of all outstanding convertible securities, rights, options and warrants and all securities reserved for issuance under the Company’s stock plans) to become a party to this Agreement and be deemed a “Key Holder” hereunder and no amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor or Key Holder shall be required as a condition to such Key Holder’s execution and delivery of an additional counterpart signature page to this Agreement.

8.4 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

8.6 Further Assurances. Each party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

8.7 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

8.8 No Grant of Proxy. This Agreement does not grant any proxy and should not be interpreted as doing so. Nevertheless, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

8.9 Not a Voting Trust. This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

8.10 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

8.11 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) a Key Holder Majority and (iii) an Investor Majority; provided, however, that Investors purchasing Shares under the Purchase Agreement after the Initial Closing (as defined in the Purchase Agreement) may become parties to this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Voting Party; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Key Holder or Investor different from other Key Holders or Investors, as the case may be, the consent of such Key Holder or Investor shall also be required for such amendment, waiver, discharge or termination; provided, further, that any amendment to Section 1.1(a) shall require the consent of USV (for so long as USV and its Affiliates continue to own beneficially at least 1,000,000 shares of Common Stock (on an as-converted basis and which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this voting agreement. For purposes of this Section 8.11, the requirement of a written instrument may be satisfied in the form of an action by written consent of the stockholders circulated by the Company and executed by the Voting Parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

8.12 No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

8.13 Jurisdiction and Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in New York (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York).

8.14 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

8.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

8.16 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, PDF, DocuSign or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.17 Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

COMPANY:

HIRO SYSTEMS PBC

By:	/s/ Alex Miller
Name:	Alex Miller
Title:	Chief Executive Officer

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

EXISTING INVESTOR:

[***]

[Signature Page to the Amended and Restated Investor’s Rights Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

EXISTING INVESTOR:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

INVESTOR:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

KEY HOLDER:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

The parties are signing this Amended and Restated Voting Agreement as of the date stated in the introductory clause.

KEY HOLDER:

[***]

[Signature Page to the Amended and Restated Voting Agreement]

EXHIBIT A

INVESTORS

[***]

EXHIBIT B

KEY HOLDERS

[***]